Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 20, 2015
Contacts:	Kevin McPhaill, President/COO, or Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – January 20, 2015 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the year ended December 31, 2014. Sierra Bancorp recognized net income of $15.240 million for the year in 2014, an improvement of $1.871 million, or 14%, relative to net income in 2013. The increase over the prior year is the result of higher net interest income, gains on the sale of OREO, non-recurring investment gains and a reduced loan loss provision. These favorable variances were partially offset by non-recurring costs stemming from our acquisition of Santa Clara Valley Bank, lower deposit service charge income, higher costs resulting from our core software conversion in early 2014, higher salaries and benefits expense, and a higher tax accrual rate. The Company’s return on average assets was 1.03% in 2014, up from 0.96% in 2013. The Company’s return on average equity also increased to 8.18% in 2014 from 7.56% in 2013, and diluted earnings per share increased to $1.08 in 2014 from $0.94 in 2013. For the fourth quarter of 2014 Sierra Bancorp had net income of $3.653 million, an annualized return on average equity of 7.73%, and a return on average assets of 0.93%.

Total assets were up $227 million, or 16%, in 2014, due primarily to net growth of $167 million in gross loan balances and an $87 million increase in investments, partially offset by a lower level of non-earning cash and due from banks. Loan volume was favorably impacted by the purchase of $33 million in residential mortgage loans in March, growth of $33 million in outstanding balances on mortgage warehouse lines, strong organic growth in agricultural loans and commercial real estate loans, and the addition of approximately $62 million in balances in November via our acquisition. The increase in investments also includes $44 million in investment securities acquired from Santa Clara Valley Bank. Total nonperforming assets, including nonperforming loans and foreclosed assets, were reduced by $21 million, or 46%, during the year. Total deposits increased $193 million, or 16%, during 2014, with around $108 million of that growth coming from our whole-bank acquisition. Non-deposit borrowings increased $25 million.

“The recently-concluded year was an extremely busy and eventful one for us, with noteworthy results including the launch of the Bank’s management succession plan, a core system conversion, the upgrade of customer-facing technology, the rebranding of the Bank, and the successful execution of a whole-bank acquisition,” commented James C. Holly, Chief Executive Officer. “Acquisition costs negatively impacted our financial performance, but those costs were lower than originally projected and were largely offset by other favorable variances. We’re very pleased with the robust financial results achieved in 2014, including a dramatic reduction in nonperforming assets, strong loan and deposit growth, and increased net income,” he further observed. “We feel that the stage is set for a successful year in 2015, as well, and I look forward to participating in the continued growth and progress of Sierra Bancorp and Bank of the Sierra,” concluded Holly.

Sierra Bancorp Financial Results

January 20, 2015

Financial Highlights

Net income declined by $216,000, or 6%, in the fourth quarter of 2014 relative to the fourth quarter of 2013, but was up $1.871 million, or 14%, for the year in 2014 relative to 2013. The primary factors contributing to these variances include the following: An increase in net interest income; a reduced loan loss provision; non-recurring acquisition costs, which were offset in large part by non-recurring gains on the sale of OREO and investment securities; a drop in overdraft and returned item fees; non-recurring life insurance proceeds received in the fourth quarter of 2013; recurring acquisition-related expenses commencing mid-fourth quarter 2014, including personnel and occupancy costs; and ongoing costs associated with our core banking system conversion in February 2014.

Net interest income was up by $1.423 million, or 11%, for the comparative quarters and by $3.761 million, or 8%, for the year in 2014 compared to 2013. Our net interest margin reflects a drop of seven basis points for the quarter and one basis point for the year, but net interest income was favorably impacted by increases in average interest-earning assets totaling $163 million for the fourth quarter and $101 million for the year in 2014. Net interest income includes non-recurring income such as net interest recoveries on non-accrual loans and prepayment penalties, which totaled approximately $82,000 and $169,000 for the fourth quarters of 2014 and 2013, respectively, and $505,000 and $330,000 for the year in 2014 and 2013, respectively. The favorable impact of interest recoveries in 2014, however, was offset in part by lower loan yields resulting from the continued competitive environment for quality loans. Another significant factor in the Company’s results of operations in 2014 was the loan loss provision, which was zero in the fourth quarter of 2014 relative to $1.500 million the fourth quarter of 2013, and was down $4.000 million, or 92%, for the comparative years.

Total non-interest income fell by $286,000, or 6%, for the quarterly comparison, and by $1.232 million, or 7%, for the annual comparison. The largest component of non-interest income, service charges on deposit accounts, declined by 10% for the fourth quarter and 8% the year due in large part to lower overdraft income. Bank-owned life insurance (BOLI) income was also down $95,000, or 18%, for the fourth quarter and $510,000, or 29%, for the year in 2014 due primarily to fluctuations in income on BOLI associated with deferred compensation plans. We realized $381,000 in gains on the sale of investments in the fourth quarter of 2014 relative to no gains in the fourth quarter of 2013, and had $667,000 in gains for the year in 2014 relative to only $6,000 in gains during 2013. Other non-interest income was down $327,000, or 19%, for the comparative quarters and declined $636,000, or 10%, for the comparative years, due in part to $397,000 in non-recurring life insurance proceeds received in the fourth quarter of 2013. The year-to-date period was also unfavorably affected by higher pass-through costs associated with our low-income housing tax credit investments, and lower fees on merchant accounts resulting from a $100,000 non-recurring signing incentive received in conjunction with our conversion of merchant processing to a new vendor in the first quarter of 2013.

Total non-interest expense increased by $2.101 million, or 19%, for the comparative quarters, and by $1.560 million, or 3%, for the year-to-date comparison. The largest component of non-interest expense, salaries and benefits, increased by $951,000, or 18%, for the quarter, and by $1.006 million, or 5%, for the year in 2014. Compensation expense was impacted by regular annual salary increases as well as staffing associated with our acquisition, which is ultimately expected to add around $2 million to annual expense. A lower level of deferred salaries directly related to successful loan originations also had a negative impact on expenses in 2014, as did higher group health insurance premiums and year-end accrual adjustments for bonuses and the Company’s contribution to its 401(k) plan. The annual comparison was further impacted by non-recurring overtime costs related to our core conversion in 2014, although that was offset by lower deferred compensation expense accruals related to the aforementioned drop in BOLI income, as well as lower expenses associated with stock options. Occupancy expense increased by $73,000, or 5%, for the fourth quarter, and by $70,000, or 1%, for the year in 2014, due primarily to costs associated with our newly-acquired branches and higher utilities expense. Other non-interest expenses increased by $1.077 million, or 27%, in the fourth quarter of 2014, and by $484,000, or 3%, for the year. The primary variables impacting other non-interest expenses include the following: acquisition costs of $1.803 million in the fourth quarter of 2014 and $2.070 million for the year; net costs associated with foreclosed assets, which were reduced by $936,000 for the fourth quarter and $2.949 million for the year, due mainly to higher gains on the sale of OREO in 2014; a timing-related drop of $235,000 in marketing costs for the quarter, but a $272,000 increase for the year due in part to costs incurred in conjunction with our recent rebranding efforts and the acquisition; increases in data processing expense, deposit costs and supply costs totaling $594,000 for the fourth quarter and $1.871 million for the year in 2014, due primarily to ongoing costs associated our software conversion and upgrades in February and our acquisition in November; lower deferred compensation plan accruals for our directors (related to the aforementioned drop in BOLI income); higher debit card losses and operational charge-offs in 2014; and non-recurring credits against telecommunications costs totaling $155,000, which were received in the first half of 2014.

Sierra Bancorp Financial Results

January 20, 2015

The Company’s provision for income taxes was 31% of pre-tax income in the fourth quarter of 2014, relative to 19% in the fourth quarter of 2013. For the year, the Company’s book tax rate was 29% in 2014 relative to 19% in 2013. The higher tax provisioning in 2014 is primarily the result of an increase in taxable income relative to the Company’s available tax credits, but also includes an adjustment to true-up tax accruals subsequent to the filing of our 2013 income tax returns in September 2014. Taxable income excludes income associated with bank-owned life insurance and most of our municipal investments. Tax credits arise from our investments in low-income housing tax credit funds, as well as certain hiring tax credits.

The acquisition of Santa Clara Valley Bank in November 2014 had a significant impact on balance sheet growth for the year, including increases in loans, investments, and deposits as detailed below, as well as the addition of a $1.064 million core deposit intangible and an increase of $1.364 million in goodwill. Balance sheet changes during 2014 include an increase in total assets of $227 million, or 16%, due to growth in loans and investments net of reductions in foreclosed assets and balances due from banks. Gross loans increased by $167 million, or 21%, due to the purchase of $33 million in residential mortgage loans in the first quarter of 2014, strong organic growth in agricultural real estate loans, mortgage warehouse loans, commercial real estate loans, and commercial loans, and the acquisition of $62 million in loans from Santa Clara Valley Bank. Reclassifications made in the course of our core conversion contributed to the increase in real estate loans but understate the true increase in commercial loans. Investment balances were up $87 million, or 20%, due to the acquisition of $44 million in investment securities from Santa Clara Valley Bank and the purchase of mortgage-backed securities as we deployed excess liquidity. Cash and due from banks was down $28 million, or 36%, due in large part to a lower balance of excess interest-earning funds held at the Federal Reserve Bank.

Total nonperforming assets, including non-accrual loans and foreclosed assets, reflect a reduction of $21 million, or 46%, during 2014, with much of the decrease resulting from the sale of a total of $10 million in nonperforming loans in the second and third quarters, and a material pay-down on one of our largest nonperforming loans in the fourth quarter. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 2.52% at December 31, 2014, compared to 5.62% at December 31, 2013. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $12 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of December 31, 2014, a reduction of about $3 million relative to TDRs at December 31, 2013.

Sierra Bancorp Financial Results

January 20, 2015

The Company’s allowance for loan and lease losses was $11.2 million as of December 31, 2014, down slightly from the $11.7 million balance at December 31, 2013. Net loans charged off against the allowance totaled $779,000 in 2014 compared to $6.547 million in 2013. Due to loan growth and credit quality improvement, and the fact that Santa Clara Valley Bank loans were acquired at their fair values, the overall allowance declined to 1.16% of total loans at December 31, 2014 from 1.45% at December 31, 2013. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of December 31, 2014, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposits reflect growth of $193 million, or 16%, during the year ended December 31, 2014, due to $108 million in deposits acquired from Santa Clara Valley Bank and strong organic growth in core non-maturity deposits. Core non-maturity deposits were up $197 million, or 23%, for the year, including over $90 million in non-maturity deposits from the acquisition. There were also significant changes in the composition of deposits, due in part to the transition of approximately $40 million in non-interest bearing demand deposits into interest-bearing transaction accounts during the course of our core conversion, and the fact that $37 million, or 35%, of the deposits acquired from Santa Clara Valley Bank were money market deposits. Non-maturity deposit growth was partially offset by a $5 million reduction in wholesale brokered deposits. Junior subordinated debentures remain the same, but other interest-bearing liabilities increased by $25 million during 2014 due to borrowings to support strong loan growth, and borrowings acquired from Santa Clara Valley Bank.

Total capital increased by $5.4 million, or 3%, to $187 million at December 31, 2014. The increase resulted primarily from the addition of net income to retained earnings, net of the impact of the acquisition, cash dividends paid, and the Company’s repurchase of 623,348 shares in 2014 (including 172,001 shares repurchased during the fourth quarter). At December 31, 2014, we had 76,652 shares remaining for repurchase out of the 700,000 shares authorized under the current program. Risk-based capital ratios, while still robust, dropped during the year due to an increase in risk-adjusted assets and the impact of the acquisition.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 38th year of operations and at over $1.6 billion in total assets is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 28 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

January 20, 2015

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)
	3-Month Period Ended:			Year Ended:
	12/31/2014	12/31/2013	% Change	12/31/2014	12/31/2013	% Change
Interest Income	$14,509	$13,188	10.0%	$55,121	$51,785	6.4%
Interest Expense	641	743	-13.7%	2,796	3,221	-13.2%
Net Interest Income	13,868	12,445	11.4%	52,325	48,564	7.7%

Provision for Loan & Lease Losses	-	1,500	-100.0%	350	4,350	-92.0%
Net Int after Provision	13,868	10,945	26.7%	51,975	44,214	17.6%

Service Charges	2,136	2,381	-10.3%	8,275	9,022	-8.3%
Bank-Owned Life Insurance Income	434	529	-18.0%	1,278	1,788	-28.5%
Gain (Loss) on Investments	381	-		667	6
Other Non-Interest Income	1,370	1,697	-19.3%	5,611	6,247	-10.2%
Total Non-Interest Income	4,321	4,607	-6.2%	15,831	17,063	-7.2%

Salaries & Benefits	6,154	5,203	18.3%	22,926	21,920	4.6%
Occupancy Expense	1,645	1,572	4.6%	6,344	6,274	1.1%
Other Non-Interest Expenses	5,090	4,013	26.8%	17,105	16,621	2.9%
Total Non-Interest Expense	12,889	10,788	19.5%	46,375	44,815	3.5%

Income Before Taxes	5,300	4,764	11.3%	21,431	16,462	30.2%
Provision for Income Taxes	1,647	895	84.0%	6,191	3,093	100.2%
Net Income	$3,653	$3,869	-5.6%	$15,240	$13,369	14.0%

TAX DATA
Tax-Exempt Muni Income	$732	$747	-2.0%	$2,936	$2,737	7.3%
Interest Income - Fully Tax Equiv	$14,903	$13,573	9.8%	$56,702	$53,195	6.6%

NET CHARGE-OFFS (RECOVERIES)	$(236)	$1,648		$779	$6,547	-88.1%

PER SHARE DATA	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2014	12/31/2013	% Change	12/31/2014	12/31/2013	% Change
Basic Earnings per Share	$0.27	$0.27	0.0%	$1.09	$0.94	16.0%
Diluted Earnings per Share	$0.26	$0.27	-3.7%	$1.08	$0.94	14.9%
Common Dividends	$0.09	$0.07	28.6%	$0.34	$0.26	30.8%

Wtd. Avg. Shares Outstanding	13,759,516	14,204,092		14,001,958	14,155,927
Wtd. Avg. Diluted Shares	13,894,490	14,383,249		14,136,486	14,290,150

Book Value per Basic Share (EOP)	$13.67	$12.78	7.0%	$13.67	$12.78	7.0%
Tangible Book Value per Share (EOP)	$13.08	$12.39	5.6%	$13.08	$12.39	5.6%

Common Shares Outstanding (EOP)	13,689,181	14,217,199		13,689,181	14,217,199

KEY FINANCIAL RATIOS	3-Month Period Ended:		Year Ended:
(unaudited)	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Return on Average Equity	7.73%	8.53%	8.18%	7.56%
Return on Average Assets	0.93%	1.10%	1.03%	0.96%
Net Interest Margin (Tax-Equiv.)	4.01%	4.08%	4.01%	4.02%
Efficiency Ratio (Tax-Equiv.)	67.46%	64.31%	66.75%	66.08%
Net C/O's to Avg Loans (not annualized)	-0.03%	0.21%	0.09%	0.81%

AVERAGE BALANCES	3-Month Period Ended:			Year Ended:
(in $000's, unaudited)	12/31/2014	12/31/2013	% Change	12/31/2014	12/31/2013	% Change
Average Assets	$1,551,370	$1,391,999	11.4%	$1,481,349	$1,389,853	6.6%
Average Interest-Earning Assets	$1,410,920	$1,248,136	13.0%	$1,344,490	$1,243,801	8.1%
Avg Loans & Leases (net of def fees)	$911,436	$789,452	15.5%	$859,981	$804,533	6.9%
Average Deposits	$1,299,598	$1,160,766	12.0%	$1,236,461	$1,158,546	6.7%
Average Equity	$187,411	$179,967	4.1%	$186,393	$176,779	5.4%

Sierra Bancorp Financial Results

January 20, 2015

STATEMENT OF CONDITION
(in $000's, unaudited)
	End of Period:
	12/31/2014	12/31/2013	$ Change	% Change
ASSETS
Cash and Due from Banks	$50,095	$78,006	$(27,911)	-35.8%
Securities and Fed Funds Sold	511,883	425,044	86,839	20.4%
Loans Held for Sale	-	105	(105)	-100.0%

Real Estate Loans	704,230	577,839	126,391	21.9%
Agricultural Production Loans	27,746	25,180	2,566	10.2%
Comm'l & Industrial Loans & Leases	113,771	103,262	10,509	10.2%
Mortgage Warehouse Lines	106,021	73,425	32,596	44.4%
Consumer Loans	18,885	23,536	(4,651)	-19.8%
Gross Loans & Leases	970,653	803,242	167,411	20.8%
Deferred Loan Fees	1,651	1,522	129	8.5%
Loans & Leases Net of Deferred Fees	972,304	804,764	167,540	20.8%
Allowance for Loan & Lease Losses	(11,248)	(11,677)	429	-3.7%
Net Loans & Leases	961,056	793,087	167,969	21.2%

Bank Premises & Equipment	21,853	20,393	1,460	7.2%
Other Assets	92,433	93,614	(1,181)	-1.3%
Total Assets	$1,637,320	$1,410,249	$227,071	16.1%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$390,897	$365,997	$24,900	6.8%
Int-Bearing Transaction Accounts	386,334	282,721	103,613	36.6%
Savings Deposits	167,655	144,162	23,493	16.3%
Money Market Deposits	117,907	73,132	44,775	61.2%
Customer Time Deposits	298,902	298,167	735	0.2%
Wholesale Brokered Deposits	5,000	10,000	(5,000)	-50.0%
Total Deposits	1,366,695	1,174,179	192,516	16.4%

Junior Subordinated Debentures	30,928	30,928	-	0.0%
Other Interest-Bearing Liabilities	31,451	5,974	25,477	426.5%
Total Deposits & Interest-Bearing Liab.	1,429,074	1,211,081	217,993	18.0%

Other Liabilities	21,155	17,494	3,661	20.9%
Total Capital	187,091	181,674	5,417	3.0%
Total Liabilities & Capital	$1,637,320	$1,410,249	$227,071	16.1%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	12/31/2014	12/31/2013	$ Change	% Change
Non-Accruing Loans	$20,678	$37,414	$(16,736)	-44.7%
Foreclosed Assets	3,991	8,185	(4,194)	-51.2%
Total Nonperforming Assets	$24,669	$45,599	$(20,930)	-45.9%

Performing TDR's (not incl. in NPA's)	$12,359	$15,239	$(2,878)	-18.9%

Non-Perf Loans to Gross Loans	2.13%	4.66%
NPA's to Loans plus Foreclosed Assets	2.53%	5.62%
Allowance for Ln Losses to Loans	1.16%	1.45%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	12/31/2014	12/31/2013
Shareholders Equity / Total Assets	11.4%	12.9%
Loans / Deposits	71.0%	68.4%
Non-Interest Bearing Dep. / Total Dep.	28.6%	31.2%

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